Exhibit 99.1

LendingTree Realigns Two Key Leadership Positions
Neil Salvage named as President, Nikul Patel to be Chief Product and Strategy Officer

CHARLOTTE, N.C., Nov. 30, 2016 /PRNewswire/ -- LendingTree® today announced two key role changes within its executive team in order to support the company's growth. Neil Salvage, previously the company's Chief Revenue Officer, has been promoted to the newly-created role of President, managing the day-to-day business operations. Nikul Patel, previously LendingTree's Chief Operating Officer, will now be the company's Chief Product and Strategy Officer, where he will lead product innovation, consumer experience and corporate strategy.

"I couldn't be more excited to be leading this company as we continue to scale," said Doug Lebda, founder and CEO of LendingTree. "We've more than doubled revenue in the past two years while dramatically diversifying our business, growing non-mortgage revenue from 10% of total in 2013 to almost half in Q3. And as we continue to focus on overall growth, it's vital for our senior team to scale in tandem. These moves enable us to centralize P&L responsibilities under Neil, while Nikul is then able to focus his efforts on My LendingTree monetization, re-inventing the mortgage experience, and incubating new business ideas. With Neil's growth mentality and un-matched operational experience alongside Nikul's entrepreneurial mindset and deep industry knowledge, we're extremely well-positioned for our next leg of growth."

Neil Salvage joined LendingTree in July 2013 and since June 2015, has been serving as LendingTree's Chief Revenue Officer. In this role, Salvage has been responsible for all revenue for the company, leading the sales, contact center and business development teams.

Since joining LendingTree in June 2012, Nikul Patel has been the driving force behind the company's rapid rollout of innovative new products along with launching several, highly successful new business lines.

Neil Salvage and Nikul Patel will be participating in LendingTree's Investor and Analyst Day on Tuesday, December 13, 2016 at the Gansevoort Park Avenue hotel, 420 Park Avenue, New York, NY 10016. Analysts and investors interested in attending the event in-person may inquire with LendingTree Investor Relations at investors@lendingtree.com.

About LendingTree, Inc.

LendingTree, Inc. (NASDAQ: TREE) operates the nation's leading online loan marketplace and provides consumers with an array of online tools and information to help them find the best loans for their needs. LendingTree's online marketplace connects consumers with multiple lenders that compete for their business, empowering consumers as they comparison-shop across a full suite of loans and credit-based offerings. Since its inception, LendingTree has facilitated more than 55 million loan requests. LendingTree provides access to its network of over 400 lenders offering home loans, home equity loans/lines of credit, reverse mortgages, personal loans, auto loans, small business loans, credit cards, student loans and more.

LendingTree, Inc. is headquartered in Charlotte, NC and maintains operations solely in the United States. For more information, please visit www.lendingtree.com.